UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 28, 2025
Date of Report (date of earliest event reported)

Ekso Bionics Holdings, Inc.
(Exact name of registrant as specified in its charter)
Nevada	001-37854		99-0367049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

101 Glacier Point, Suite A	San Rafael	California	94901
(Address of Principal Executive Offices)			(Zip Code)

(510) 984-1761
Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EKSO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
 ☐

Item 3.02 Unregistered Sale of Equity Securities

The information set forth under Item 8.01 of this Current Report on Form 8-K relating to the Placement Agency Agreement (as defined below) and Placement Agent Warrant (as defined below) is incorporated herein by reference.

Ekso Bionics Holdings, Inc. (the “Company”) offered and sold the Placement Agent Warrant to the Placement Agent (as defined below) in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration based in part on representations made by the Placement Agent in the Placement Agency Agreement. The Placement Agent Warrant Shares (as defined below), if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 8.01         Other Events

On October 28, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to sell and issue to the Purchasers an aggregate of 769,490 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in a registered direct offering (the “Offering”) at an offering price of $4.81 per share. The Offering is expected to close on or about October 30 2025, subject to satisfaction of customary closing conditions.

The net proceeds of the Offering are expected to be approximately $3.2 million, after deducting placement agent fees and expenses and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include research and development activities, selling, general and administrative costs, strategic initiatives and to meet working capital needs.

The Shares were offered pursuant to the Company’s effective registration statement on Form S-3 and accompanying base prospectus (File No. 333-272607), previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The Company filed a prospectus supplement with the SEC in connection with the sale of the Shares.

On October 28, 2025, in connection with the Company’s entrance into the Purchase Agreement, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Lake Street Capital Markets, LLC (the “Placement Agent”), pursuant to which the Company agreed, among other things, to pay the Placement Agent a cash fee equal to 6% of the gross cash proceeds received by the Company in the Offering, to issue to the Placement Agent (or its designees) a warrant (the “Placement Agent Warrant”) to purchase up to 15,389 shares of Common Stock, at an exercise price equal to $4.81 per share (the “Placement Agent Warrant Shares”), each as of the Closing Date, and to reimburse certain of the Placement Agent’s out-of-pocket expenses.

The Purchase Agreement and the Placement Agency Agreement contain customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Purchasers or the Placement Agent, as applicable, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement and the Placement Agency Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Placement Agent and/or its affiliates has, and in the future may, provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company for which they have received and/or will receive customary fees and commissions.

The foregoing descriptions of each of the Purchase Agreement, the Placement Agency Agreement and the Placement Agent Warrant are not complete and are qualified in their entirety by reference to the full text of each of the form of Purchase Agreement, the Placement Agency Agreement and the Placement Agent Warrant, copies of which are filed as Exhibits 99.1, 99.2 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01         Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
4.1*	Placement Agent Warrant
5.1	Opinion of Snell & Wilmer L.L.P.
23.1	Consent of Snell & Wilmer L.L.P. (included in the opinion of Snell & Wilmer L.L.P. filed as Exhibit 5.1 hereto)
99.1*	Form of Securities Purchase Agreement, dated October 28, 2025, by and among the Company and the Purchasers thereto
99.2*	Placement Agency Agreement, dated October 28, 2025, by and between the Company and the Placement Agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*         Certain confidential information has been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EKSO BIONICS HOLDINGS, INC. By: /s/ Jerome Wong Name: Jerome Wong Title: Chief Financial Officer Dated: October 30, 2025